Exhibit 10.3

PROMISSORY NOTE

$82,462,230.77                                August 23, 2018

FOR VALUE RECEIVED, the undersigned, ROBERT T. BRADY, AS TRUSTEE OF THE MOOG INC. STOCK EMPLOYEE COMPENSATION TRUST, (the “SECT Trustee”) promises to pay on demand to the order of MOOG INC., a New York corporation, or its successors and assigns (the “Holder”), the principal sum of $82,462,230.77 (Eighty Two Million, Four Hundred Sixty Two Thousand, Two Hundred Thirty Dollars and 77/100 Cents), in lawful money of the United States, without interest.

At the option of the SECT Trustee, this Note may be prepaid in whole or in part at any time, without premium or penalty.

All payments of principal under this Note are to be made to the Holder at Seneca/Jamison Roads, P. O. Box 18, East Aurora, New York, 14052, or at such other address as the Holder may from time to time designate in writing.

The Holder will have no recourse to any assets of the SECT Trustee in his individual capacity for repayment. The SECT Trustee is making this Note not in his individual capacity but solely as Trustee of the Moog Inc. Stock Employee Compensation Trust, and no personal liabilities or personal responsibilities are assumed by, or will at any time be asserted or enforceable in his individual capacity under, or with respect to, this Note.

The SECT Trustee must pay on demand to the Holder all costs and expenses (including, but not limited to, reasonable attorneys fees and expenses) incurred by the Holder in endeavoring to collect any amount owing under this Note.

No single or partial exercise by the Holder of any right or remedy, and no failure or delay by the Holder in exercising any right or remedy, will operate as a waiver thereof or of any right or remedy, or will otherwise be effective unless made in writing duly executed by the Holder and specifically referring to such waiver or other effect. All rights and remedies of Holder under this Note will be cumulative and non-exclusive to the greatest extent permitted by law.

This Note may not be modified or terminated orally or any course of conduct, except by an agreement in writing duly executed by the SECT Trustee and the Holder.

Exhibit 10.3

All payments hereunder will be made without defense, setoff or counterclaim.

This Note will be governed by and construed, interpreted and enforced in accordance with the internal law of the State of New York, without regard to principles of conflict of laws.

The SECT Trustee hereby waives presentment, notice of dishonor, protest, notice of protest and non-payment.

This Note is binding upon the SECT Trustee and upon the legal representatives and assigns of the SECT Trustee.

There are no oral representations, understandings or warranties with respect to the matters dealt with herein. The rights and remedies hereunder of the Holder will not be modified, altered, limited, abridged, or waived by any representation, promise or agreement heretofore or hereafter made, or any course of conduct hereafter pursued, by the Holder unless evidenced by an agreement in writing duly executed by the Holder.

This Note consolidates and restates all previous notes between Moog Inc. and the Stock Employee Compensation Trust.

/s/ Robert T. Brady
Robert T. Brady, as Trustee of the
Moog Inc. Stock Employee Compensation Trust